Exhibit 99.1

February 21, 2019

Aradigm Announces Receipt of Final FDA Minutes for the Type B Meeting on January 25, 2019

HAYWARD, Calif., February 21, 2019—(BUSINESSWIRE)—Aradigm Corporation (Pink Market: ARDM) (“Aradigm” or the “Company”).

At the Type B meeting, Aradigm presented the results of the Third Party Evaluation (TPE) completed in December 2019 that addressed the clinical issue raised by the FDA in the complete response letter (CRL) received in January 2018. As previously announced, the TPE results confirm the primary and secondary pulmonary exacerbation (PE) endpoint analyses of the ORBIT-3 and ORBIT-4 trials as submitted in the NDA in July 2017.

Based on the Orphan Drug Designation in bronchiectasis for Apulmiq, Aradigm asked the FDA to exercise its flexibility and allow a resubmission of the NDA. Aradigm requested that this submission focus on obtaining marketing approval for the rare clinical phenotype of non-cystic fibrosis bronchiectasis (NCFBE) patients with chronic Pseudomonas aeruginosa (P. aeruginosa) infection and frequent exacerbations. These patients were defined as having experienced four (4) or more pulmonary exacerbations in the twelve (12) months prior to enrollment in the trials and suffer from severe disease with a consistently high number of PEs, poor quality of life and high mortality (up to 30% over a five-year period).* Aradigm presented data for this severely affected and clinically distinct phenotype that indicate concordant results across both Phase 3 trials, including a 34-49% reduction of all PEs in combination with a good safety profile.

The Agency stated that based on the TPE information presented by Aradigm it appears the TPE findings are consistent with the original Phase 3 trial results. However, they continue to have concerns over the discordance in the results of the pre-specified primary and secondary endpoints between the ORBIT-3 and ORBIT-4 trials.

The Agency did agree that chronic lung infection with P. aeruginosa in non-cystic fibrosis bronchiectasis (NCFBE) patients is a serious and potentially life threatening condition that affects a small population with high unmet medical need. Since products with orphan drug designation remain subject to the statutory requirements for obtaining marketing approval, the Agency recommended that Aradigm conduct an additional adequate and well-controlled trial to demonstrate a significant treatment effect of Apulmiq on a clinically meaningful endpoint. The Agency acknowledged that appropriate endpoints for clinical trials have evolved over time, and, therefore, frequency of exacerbation as the primary endpoint in a future clinical trial is reasonable.

Aradigm also indicated they have been addressing all issues in the CRL. Following FDA guidance provided in a Type C meeting, a new Human Factor study and work to address the product quality deficiencies are currently nearing completion. A comprehensive method development report for the in vitro release assay has been submitted for FDA review.

Aradigm remains confident in the efficacy, safety and quality of Apulmiq (US)/Linhaliq (EMA). We are committed to continue working toward the approval of Apulmiq (US)/Linhaliq (EMA) for Non-Cystic Fibrosis Bronchiectasis (NCFBE) patients who have chronic infection with P. aeruginosa, resulting in severe disease with frequent exacerbations, high morbidity and mortality, and no available treatment options.

As announced previously, Aradigm has filed for protection under Chapter 11 of the U.S. Bankruptcy Code. Aradigm intends to commence a process of selling its assets to interested parties, subject to Bankruptcy Court approval.

About Aradigm

Aradigm is an emerging specialty pharmaceutical company focused on the development and commercialization of drugs for the prevention and treatment of severe respiratory diseases. Aradigm is currently in Phase 3 development of Apulmiq (an investigational proprietary formulation of ciprofloxacin for inhalation) for the treatment of patients with NCFBE and chronic lung infection with P. aeruginosa. Aradigm’s inhaled ciprofloxacin formulations are also product candidates for treatment of patients with cystic fibrosis and non-tuberculous mycobacteria, and for the prevention and treatment of high threat and bioterrorism infections, such as inhaled tularemia, pneumonic plague, melioidosis, Q fever and inhaled anthrax.

About Non-Cystic Fibrosis Bronchiectasis

Non-Cystic Fibrosis Bronchiectasis (NCFBE) is a severe, chronic and rare disease characterized by abnormal dilatation of the bronchi and bronchioles, frequently associated with chronic lung infections. It is often a consequence of a vicious cycle of inflammation, recurrent lung infections, and bronchial wall damage. NCFBE represents an unmet medical need with high morbidity and mortality that affects more than 150,000 people in the U.S. and over 200,000 people in Europe. There is currently no drug approved for the treatment of this condition.

Forward-Looking Statements

Except for the historical information contained herein, this news release contains forward-looking statements that involve risk and uncertainties, including the risk that Apulmiq may not receive regulatory approval or be successfully commercialized, as well as the other risks detailed from time to time in the Company’s filings with the Securities Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on March 23, 2018, and the Company’s Quarterly Reports on Form 10-Q.

More information about Aradigm can be found at www.aradigm.com.

* Chalmers JD, Aliberti S, Filonenko A, et al. Characterization of the “frequent exacerbator phenotype” in bronchiectasis. Am J Respir Crit Care Med. 2018;197(11):1410-20.

Aradigm and the Aradigm Logo are registered trademarks of Aradigm Corporation. Apulmiq and Linhaliq are registered trademarks of Grifols, S.A.

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Aradigm Corporation

John M. Siebert, 510-265-8800

Responsible Individual for Aradigm Corporation,

Debtor and Debtor in Possession